                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  ----------

                                   FORM 8-K
                                CURRENT REPORT

                      PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                                August 11, 1997
                       ---------------------------------
                                Date of Report
                       (Date of earliest event reported)





                           ELECTROPHARMACOLOGY, INC.
              --------------------------------------------------
              (Exact Name of Registrant as Specified in Charter)


          Delaware                         0-25828             95-4315412
----------------------------     -----------------------   ------------------
(State or other Jurisdiction     (Commission File Number)    (I.R.S. Employer
     of Incorporation)                                      Identification No)

    2301 N.W. 33rd Court, Suite 102
        Pompano Beach, Florida                                    33069
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(Address of Principal Executive Offices)                       (Zip Code)


                                (954) 975-9818
             ----------------------------------------------------
             (Registrant's telephone number, including area code)
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ITEM 5. OTHER EVENTS.


Electropharmacology, Inc. ("Registrant") announced on August 11, 1997 the execution of a Letter of Intent to merge with Eurobiotech Group Inc. (Eurobiotech), a biotechnology company. Subject to the execution of a definitive agreement, satisfactory due diligence investigation, and receiving necessary board of directors, stockholder and other approvals, EPi will issue (i) 9 million shares of EPi common stock to Eurobiotech stockholders in connection with the merger of Eurobiotech into EPi and (ii) warrants to purchase 4.5 million shares of EPi common stock at an exercise price of $3.00 per share exercisable during the period beginning 24 months and ending 48 months after the merger date. EPi stockholders will receive warrants to purchase 2 million shares of EPi common stock on the same exercise terms provided the combined entity meets certain minimum sales revenues during fiscal years 1997 and 1998. As a condition to the proposed merger, the combined company will privately place approximately 2 million shares with a medical technology investment fund in exchange for $5 million cash investment. The name of EPi will be changed to Eurobiotech Group Inc. in the merger.


The proposed merger will create an international company engaged in the development of products based on a diverse array of technologies including blood cell preservation for blood and umbilical cord blood banking, a chemotherapeutic agent for the treatment of cancer and pulsed electromagnetic stimulation for tissue healing. The merger is expected to expedite the ability of the companies to develop EPi technology in Europe and Eurobiotech technologies in the U.S.


                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      Electropharmacology, Inc.

                                      By:  /s/ Arup Sen
                                          ---------------------------------
                                          Arup Sen
                                          President and Chief Executive Officer

August 11, 1997

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